Filed Pursuant To Rule 433

Registration No 333-286293

September 19, 2025

Linked Posts

Version 1

Excited to announce the launch of the Grayscale CoinDesk Crypto 5 ETF (ticker: GDLC) designed to give investors a straightforward way to gain exposure to the top five cryptocurrencies in one fund.

GDLC provides:

Market tracking: exposure to 90% of the crypto market’s value¹
Simplicity: one ticker, quarterly rebalanced
Credibility: powered by @CoinDesk Markets’ trusted index methodology

Brought to you by Grayscale, the world’s largest digital asset-focused investment platform. See important disclosures and learn more about GDLC: https://etfs.grayscale.com/gdlc

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¹ Source: CoinDesk as of 08/29/2025, based on the crypto market’s total investable universe.

GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected.

COINDESK® and the Fund's applicable reference rate (the "Index") are trade or service marks of CoinDesk Indices, Inc. (with its affiliates, including CC Data Limited, “CDI”), and/or its licensors. CDI or CDI's licensors own all proprietary rights in the Index. CDI is not affiliated with Grayscale and does not approve, endorse, review, or recommend the Fund. CDI does not guarantee the timeliness, accurateness, or completeness of any data or information relating to any Index and shall not be liable in any way to Grayscale, investors in or holders of any of the Fund or other third parties in respect of the use or accuracy of any Index or any data included therein.

Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

We are proud to announce Grayscale CoinDesk Crypto 5 ETF Ticker: GDLC Grayscale 5

Version 2

For many investors, navigating the crypto market can be complex.

The Grayscale CoinDesk Crypto 5 ETF (GDLC) aims to solve this by offering access to the five largest and most liquid cryptocurrencies¹ — Bitcoin, Ether, Solana, Ripple, and Cardano, through a single ETP.

With exposure to 90% of the market’s value² and automatic quarterly rebalancing, GDLC is built to keep pace with the rapidly changing asset class.

See important disclosures and learn more about GDLC: https://etfs.grayscale.com/gdlc

¹ Largest and most liquid assets reflect eligibility for U.S. exchange and custody accessibility and U.S. dollar or U.S. dollar-related trading pairs. Exclusions include stablecoins, memecoins, gas tokens, privacy tokens, wrapped tokens, staked assets, or pegged assets. Largest is defined by circulating supply market capitalization, and most liquid is defined by 90-day median daily valued traded.
² Source: CoinDesk as of 08/29/2025, based on the crypto market’s total investable universe.

GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected.

Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

We are proud to announce Grayscale CoinDesk Crypto 5 ETF Ticker: GDLC Grayscale 5

Version 3

It’s here: the Grayscale CoinDesk Crypto 5 ETF (GDLC).

One fund. Five market leaders. 90% of the crypto market’s value¹, tracking the CD5 Index from @CoinDesk Markets. Automatically updated every quarter to stay current with market shifts. If you’re looking for simple, broad-based crypto exposure focused on the most established crypto assets, this is it.

See important disclosures and learn more about GDLC: https://etfs.grayscale.com/gdlc

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¹ Source: CoinDesk as of 08/29/2025, based on the crypto market’s total investable universe.

GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected.

Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

COINDESK® and the Fund's applicable reference rate (the "Index") are trade or service marks of CoinDesk Indices, Inc. (with its affiliates, including CC Data Limited, “CDI”), and/or its licensors. CDI or CDI's licensors own all proprietary rights in the Index. CDI is not affiliated with Grayscale and does not approve, endorse, review, or recommend the Fund. CDI does not guarantee the timeliness, accurateness, or completeness of any data or information relating to any Index and shall not be liable in any way to Grayscale, investors in or holders of any of the Fund or other third parties in respect of the use or accuracy of any Index or any data included therein.

We are proud to announce Grayscale CoinDesk Crypto 5 ETF Ticker: GDLC Grayscale 5

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.